SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland (State of incorporation)	39-6594066 (I.R.S. Employer Identification No.)

1240 Huron Road, Suite 301, Cleveland, Ohio 44115
(Address of Principal Executive Offices) (Zip Code)

PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST
2004 SHARE OPTION PLAN
AND
EMPLOYMENT AGREEMENT BETWEEN PARAGON REAL
ESTATE EQUITY AND INVESTMENT TRUST AND JACK R. KUHN
(Full Title of the Plans)

Copy to:
John J. Dee	Christopher J. Hubbert, Esq.
Chief Financial Officer	Kohrman Jackson & Krantz P.L.L.
Paragon Real Estate Equity and Investment Trust	1375 East 9th Street, 20th Floor
1240 Huron Road, Suite 301	Cleveland, Ohio 44114
Cleveland, Ohio 44115	(216) 696-8700
(216) 430-2700
(Name, address, telephone number,
including area code of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered (1)	per share	offering price	registration fee
Common Shares,	80,000 shares (2)	$2.90	$232,000
$0.01 par value	50,000 shares (2)	$0.45	$22,500
	450,000 shares (2)	$0.27	$121,500
	1,200,000 shares (2)	$0.22	$264,000
	300,000 shares (2)	$0.18	$54,000

Common Shares, $0.01 par value	1,420,000 shares	$0.13	$184,600 (3)

Common Shares, $0.01 par value	500,000 shares	$0.13	$65,000

Total	4,000,000 shares		$941,395	$119.55

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement shall cover any additional Common Shares which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Company’s outstanding Common Shares.

(2)	Options to purchase Common Shares and awards of restricted Common Shares issued under the 2004 Share Option Plan.

(3)	Estimated solely for the purpose of computing the registration fee upon the basis of fluctuating market prices pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price was determined by averaging the high and low prices of the Company’s Common Shares, as reported on the American Stock Exchange on July 20, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I is included in documents sent or given to participants in the Paragon Real Estate Equity and Investment Trust 2004 Share Option Plan and Jack R. Kuhn, pursuant to Rule 428(b)(1) issued by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by Paragon Real Estate Equity and Investment Trust, a Maryland business trust (the “Company”), with the Commission are hereby incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

(b)	The Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2004; and

(c)	The description of the Company’s common shares of beneficial interest contained in its registration statement on Form SB-2 (File No. 33-82888-C), as amended, filed with the Commission on August 15, 1994 pursuant to Section 12(g) of the Securities Act.

     All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Trustees and Officers.

     Certain provisions of the Corporations and Associations Article of the Maryland Code, the Company’s Declaration of Trust, as amended, restated and supplemented, the Company’s Amended and Restated Bylaws, as amended, and contracts provide that in certain cases, officers and trustees of the Company will be indemnified by the Company against certain costs, expenses and liabilities which such officer or trustee may incur in his or her capacity as such. The Company maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the trustees and officers of the Company with respect to certain matters that are not covered by the Company’s indemnification obligations. Accordingly, the liability of such persons may be affected as a result thereof.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Paragon Real Estate Equity and Investment Trust 2004 Share Option Plan

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

10.1	Employment Agreement between Paragon Real Estate Equity and Investment Trust and Jack R. Kuhn

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P.

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this registration statement for the Power of Attorney contained therein

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a trustee, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on July 23, 2004.

Paragon Real Estate Equity and Investment Trust
By:	/s/ James C. Mastandrea
James C. Mastandrea, Chairman of the Board,
Chief Executive Officer and President

     Know All Men By These Presents, that each person whose signature appears below hereby constitutes and appoints Christopher J. Hubbert his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ James C. Mastandrea James C. Mastandrea	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 23, 2004

/s/ John J. Dee John J. Dee	Senior Vice President, Chief Financial Officer and Trustee (Principal Financial and Accounting Officer)	July 23, 2004

/s/ Daryl J. Carter Daryl J. Carter	Trustee	July 23, 2004

/s/ Daniel G. DeVos Daniel G. DeVos	Trustee	July 23, 2004

/s/ Paul T. Lambert Paul T. Lambert	Trustee	July 23, 2004

/s/ Michael T. Oliver Michael T. Oliver	Trustee	July 23, 2004

EXHIBIT INDEX

4.1	Paragon Real Estate Equity and Investment Trust 2004 Share Option Plan

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

10.1	Employment Agreement between Paragon Real Estate Equity and Investment Trust and Jack R. Kuhn

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P.

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this registration statement for the Power of Attorney contained therein